SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made effective as of September 13, 2007 (“Agreement”) and amends and restates the Amended and Restated Employment and Non-Compete Agreement, dated as of October 14, 2004, by and between SOUTHERN PROSTHETIC SUPPLY, INC., a Georgia corporation (the “Company”), and RONALD N. MAY (the “Executive”). The Company and Executive agree to amend and restate the Agreement as follows:

        NOW, THEREFORE, in consideration of the promises and mutual agreements set forth below, both parties agree as follows:

1.	Employment; Termination Date.

        1.1    Employment. The Company agrees to employ Executive and Executive accepts such employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on the date of this Agreement (the “Commencement Date”) and ending upon termination pursuant to Section 4 or Section 5 (the “Employment Period”). Executive agrees not to use or disclose in the course of Executive’s employment with the Company any confidential information or trade secrets of any other Person.

        1.2    Termination Date.For purposes of this Agreement, the term “Termination Date” shall mean (i) if the Executive’s employment is terminated by the Company for any reason whatsoever, other than death or Disability, the Executive’s last day of work; (ii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the effective date of the Disability, as the case may be; and (iii) if the Executive’s employment is terminated by the Executive, the expiration date of the applicable notice period that is required pursuant to this Agreement. Notwithstanding the foregoing, no Termination Date shall be earlier than the date as of which the Executive has incurred a “separation from service” within the meaning of Internal Revenue Code (“Code”) Section 409A, as determined by applying the default rules thereof.

2.	Services.

        During the Employment Period, Executive agrees (i) to devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business affairs of the Company (except for reasonable vacation periods subject to the reasonable approval of the Company or reasonable periods of illness or other incapacity); (ii) to serve the Company as its President and Chief Operating Officer, to serve Hanger Orthopedic Group, Inc. (“Hanger”) as an Executive Vice President and to render such services as the Company or Hanger may from time to time direct; provided, however, that Executive recognizes and agrees that Hanger or the Company may change Executive’s job description as set forth in this Section 2 as a result of a good faith restructuring of the Company’s or Hanger’s operations; (iii) that Executive will not, except with the prior written consent of the Company, become engaged in or render services for any business other than the business of the Company; and (iv) that Executive will follow the policies and procedures of the Company, as set forth by the Company from time to time, as well as all applicable federal and state healthcare laws, rules and regulations.

3.	Salary, Incentive Bonus, Stock Options, Other Benefits.

        3.1    Salary. In consideration for the valuable services to be rendered by Executive and for Executive’s agreement not to disclose or use Confidential Information of the Company as described in Section 6 and not to compete against the Company as described in Section 7, the Company hereby agrees that during the first year of the Employment Period during which this Agreement is executed, the Company will pay Executive a bi-weekly gross salary at the annual rate of $240,000.00, less all applicable payroll taxes and other normal deductions (the “Base Salary”), payable at the bi-weekly gross rate of $9,230.77. Executive’s Base Salary may, but is not required to, be increased annually in January of each year based on an annual performance salary review as determined in the reasonable discretion of the Company.

        3.2    Bonus.

            (a)     In addition to the Base Salary, the Executive shall participate in Hanger’s current bonus plan for senior corporate officers (the “Bonus Plan”), as approved by the Compensation Committee of the Board of Directors of Hanger (“Board of Directors”) in each calendar year during the term of this Agreement. The Executive’s target bonus is fifty percent (50%) of the Base Salary (the “Target Bonus”) and is contingent on the Executive meeting certain performance criteria and Hanger achieving certain year-end financial criteria, and up to one hundred percent (100%) of the Base Salary (the “Maximum Bonus”) if the Executive exceeds certain performance criteria and Hanger exceeds certain year-end financial criteria all as determined in the reasonable discretion of the Board of Directors and its Compensation Committee. The Executive shall be entitled to such increases in the “Target Bonus” and the “Maximum Bonus” during the term hereof as shall be determined and approved by the Compensation Committee of the Board of Directors in its sole discretion, taking account of the performance of Hanger, the Company and the Executive, and other factors generally considered relevant to the salaries of executives holding similar positions with enterprises comparable to the Company. Notwithstanding the foregoing, in the event that the Executive, Hanger or the Company fail to attain their minimum respective criteria in any given year, the Board of Directors and its Compensation Committee may, in their reasonable discretion, decline to award any bonus to the Executive.

        (b)     The bonus shall be payable between January 1 and March 15 (inclusive) of the calendar year following the calendar year for which the bonus is determined in accordance with the Company’s normal practices. In the event that the Executive is employed for less than the full calendar year in the year in which his Termination Date occurs (“Termination Year”), the bonus payable to the Executive shall be subject to Sections 4 and 5 of this Agreement and calculated based on the Executive meeting certain performance criteria and Hanger achieving certain year-end financial criteria, all as determined by the Compensation Committee of the Board of Directors, in its sole discretion. Such bonus shall be pro-rated for the portion of the Termination Year during which the Executive was employed by the Company. With respect to the bonus for the Termination Year, any bonus payable pursuant to this Section 3.2(b) shall be payable to the Executive between January 1 and March 15 (inclusive) of the calendar year following the calendar year for which the bonus is determined in accordance with the Company’s normal practices.

3.3    Stock Options & Restricted Stock.

            (a)     In addition to the Base Salary, Executive may have the opportunity to receive options to purchase stock or restricted shares of stock of Hanger in a manner consistent with any stock option or restricted share plan adopted by Hanger. The determination as to the amount of stock, if any, to be purchased under such stock option or restricted share plan shall be subject to the sole discretion of the Board of Directors of Hanger or a committee thereof.

            (b)     The options or restricted shares provided in subparagraph (a) of this Section 3.3 shall be evidenced by a stock option agreement or restricted share grant agreement (“Stock Agreement”) between the Executive and Hanger, which Stock Agreement shall provide for a vesting schedule of four (4) years, in equal parts, of the options or restricted shares granted thereunder. Notwithstanding any provisions now or hereafter existing under any stock incentive plan of Hanger, all options or restricted shares granted to the Executive shall vest in full immediately upon the Termination Date except for termination of employment pursuant to Section 4.3 or Section 4.5 hereof, and the Executive (or his estate or legal representative, if applicable) shall thereafter have twelve (12) months from such Termination Date to exercise such options, if applicable.

            (c)     Notwithstanding any provisions now or hereafter existing under any stock option plan or restricted share plan of Hanger, in the event of a Change in Control (as hereinafter defined), all options or restricted shares provided to the Executive pursuant to Section 3.3(a) of this Agreement or any Stock Agreement shall be granted and shall immediately fully vest as of the date of such Change in Control with such options or restricted shares being valued at the closing price of Hanger’s common stock on the day prior to the day of the Change in Control.

        (d)     For purposes of this Agreement, a “Change in Control” shall be deemed to exist if:

(i)	a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Executive or a group including the Executive), either (A) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of Hanger having the right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office, or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of Hanger having a right to vote in elections of directors; or

(ii)	Continuing Directors shall for any reason cease to constitute a majority of the Board of Directors; or

(iii)	Hanger disposes of all or substantially all of the business of Hanger to a party or parties other than a subsidiary or other affiliate of Hanger pursuant to a partial or complete liquidation of Hanger, sale of assets (including stock of a subsidiary of Hanger) or otherwise; or

(iv)	the Board of Directors approves Hanger’s consolidation or merger with or into any other person (other than a wholly-owned subsidiary of Hanger), or any other person’s consolidation or merger with or into Hanger, which results in all or part of the outstanding shares of Stock being changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

            (e)     For purposes of this Agreement, the term “Continuing Director” shall mean a member of the Board of Directors who either was a member of the Board of Directors on the date hereof or who subsequently became a Director of Hanger and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office.

        3.4    Benefits. Executive also shall be entitled to (i) an automobile allowance in the amount of Seven Hundred Dollars ($700.00) per month, (ii) five (5) weeks of vacation per year, and (iii) sick leave, medical and other benefits that are consistent with those received by other similarly-situated senior executives of Hanger and its subsidiaries as determined in the sole discretion of the Compensation Committee of the Board of Directors. Executive shall receive life insurance in an amount equal to one (1) times Executive’s Base Salary (in addition to the life insurance in an amount equal to one (1) times Executive’s Base Salary provided by the Company as part of Executive’s base benefit program), with the premiums for such policy to be paid by the Company, and Executive shall also receive the option to participate in the Company’s supplemental life and accidental death and dismemberment policies, with the premiums for such policies to be paid by Executive, all in accordance with the terms and conditions of such policies as generally applied by the Company.

        3.5    Parachute Penalties. For all payments made or required to be made pursuant to the terms of this Agreement, including any payments made with respect to the Executive’s termination of employment for any reason, the Company shall determine and pay the Executive, as soon as practicable, an amount sufficient to cover the gross-up of any excise, income and other taxes resulting from the imposition of the parachute penalties of the Code or applicable state tax laws. Such determination and payment by the Company shall be made six (6) months and one (1) day after the Executive’s Termination Date or, if later, before the end of the calendar year following the calendar year in which the Executive paid any such excise tax.

4.	Termination of Employment.

        4.1    Death.

            (a)     The Executive’s employment shall be terminated by the Executive’s death. In the event of the death of the Executive, the Company shall pay to the estate or other legal representative of the Executive the Base Salary and vacation as accrued through the Termination Date (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).

            (b)     In addition to the payments described in Section 4.1(a), the Company shall pay a death benefit of an additional eighteen (18) months of Base Salary and an additional bonus payment (“Additional Bonus Payment”) equal to one and one-half (1.5) times the Target Bonus for the Termination Year. Such payment shall be made in one (1) lump sum payment, with such payment to be made to the estate or other legal representative of the Executive within forty-five (45) days after receipt by the Company of notice of Executive’s death. The Executive’s estate or legal representative shall have no right to designate the taxable year of payment. Rights and benefits of the estate or other legal representative of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

        4.2    Disability.

            (a)     “Disability” means, for purposes of this Agreement, that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

            (b)     If the Executive shall incur a Disability, the employment of the Executive shall be terminated. In the event of such termination, the Company shall pay to the Executive the Base Salary and vacation accrued through the Termination Date (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).

            (c)     In addition to the payments described in Section 4.2(a), the Company shall pay to the Executive, for a period of six (6) months following such termination, a monthly severance benefit consisting of: (i) the difference between the Executive’s monthly Base Salary at the Termination Date and the monthly disability pay benefits received by the Executive and (ii) an amount equal to one-eighteenth (1/18th) of the Additional Bonus Payment; provided, however, that the Company reserves the right to pay such amounts according to its normal payroll practices. Any portion of this severance benefit that is in excess of the lesser of two (2) times (i) the Executive’s annualized rate of compensation for the preceding taxable year (adjusted for certain increases that would have been received in the normal course of employment) or (ii) the Code Section 401(a)(17) compensation limit for qualified plan purposes as in effect for the Termination Year shall not be paid as a monthly severance benefit but shall be paid to the Executive six (6) months and one day after the Termination Date. On the day following the six (6) month anniversary of the Termination Date, Executive shall receive an amount equal to (i) twelve (12) months of the Executive’s monthly Base Salary at the Termination Date, less the amount of monthly disability pay benefits to which Executive will be entitled over the twelve (12) month period immediately following the six (6) month anniversary of the Termination Date and (ii) two-thirds (2/3) of the Additional Bonus Payment. Notwithstanding the foregoing, in the event that Hanger is no longer a publicly-traded entity as of the Termination Date, or ceases to be a publicly-traded entity within the six (6) month period immediately following the Termination Date, then the Company shall pay to Executive the payments set forth in this Section 4.2(c), or any unpaid portion thereof, as applicable, within forty-five (45) days from the later of (i) the Termination Date or (ii) the date Hanger ceased to be a publicly-traded entity. Rights and benefits of the Executive under the other benefit plans and programs of the Company shall be determined in accordance with the terms and provisions of such plans and programs. Notwithstanding the foregoing, in the event that the death of the Executive occurs within six (6) months following the Termination Date, the Company shall pay to the Executive’s estate any unpaid portion of the amounts due to be paid to the Executive pursuant to this Section 4.2(c) within forty-five (45) days following receipt by the Company of notice of Executive’s death. Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to any payments under this Section 4.2(c) unless Executive has first duly executed the form of agreement and general release attached hereto as Exhibit A (“Release”) on or immediately following the Termination Date; provided, however, that, in the event of any change in any applicable law (or interpretation thereof), the Release shall be subject to reasonable modification by the parties so as to preserve the intent of the parties with respect to such Release.

        4.3    Due Cause. The employment of Executive hereunder may be terminated by the Company at any time for Due Cause (as hereinafter defined). In the event of such termination, the Company shall pay to the Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the Termination Date and not theretofore paid to the Executive. Rights and benefits of the Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. For purposes hereof, “Due Cause” shall mean (i) the repeated failure or refusal of the Executive to follow the lawful directives of the Company or its designee (except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by the Executive, which, in the good faith judgment of the Company, materially injures the Company, including the repeated failure to follow the policies and procedures of the Company, (iii) a material breach of this Agreement by the Executive or (iv) the commission by the Executive of a felony or other crime involving moral turpitude or an act of financial dishonesty against the Company.

        4.4    Termination by the Company Without Cause.

            (a)     The Company may terminate the Executive’s employment at any time, for whatever reason it deems appropriate or without reason; provided, however, that in the event that such termination is not pursuant to Section 4.1 (Death); 4.2 (Disability); 4.3 (Due Cause); 4.5 (Voluntary Termination); or 4.6 (Retirement), the Company shall pay to the Executive the Base Salary and vacation accrued through the Termination Date (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).

            (b)     In addition to the payments described in Section 4.4(a), the Company shall pay to the Executive, within forty-five (45) days following the Termination Date, a severance payment in an amount equal to eighteen (18) months of the Base Salary (at the annual rate in effect immediately prior to termination) and the Additional Bonus Payment. Any portion of this severance benefit that is in excess of the lesser of two (2) times (i) the Executive’s annualized rate of compensation for the preceding taxable year (adjusted for certain increases that would have been received in the normal course of employment) or (ii) the Code Section 401(a)(17) compensation limit for qualified plan purposes as in effect for the year in which the Termination Date occurs, shall not be paid as a severance benefit but shall be paid to the Executive in a single lump sum six (6) months and one day after the Termination Date. For eighteen (18) months following termination pursuant to this Section 4.4(b), the Company shall (i) reimburse the Executive for his reasonable costs of medical and dental coverage as provided under COBRA, (ii) reimburse the Executive for his reasonable costs incurred in maintaining his life and disability coverage, and (iii) reimburse the Executive for all other benefits granted to the Executive in Sections 3.4 and 3.5, each at levels substantially equivalent to those provided by the Company to the Executive immediately prior to the termination of his employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the eighteen (18) month payment period), on the same basis, including the Company’s payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to the Executive prior to the termination. Reimbursements of expenses which provide for nonqualified deferred compensation under Code Section 409A, if any, shall not be paid before six (6) months and one day after the Executive’s Termination Date. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year. Reimbursements shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

        In addition, for a period of eighteen (18) months immediately following the Executive’s Termination Date, the Executive will be provided with outplacement services commensurate with those provided to other senior corporate officers of the Company through a vendor selected by the Company. Rights and benefits of the Executive or transferee under the benefit plans and programs of Hanger shall be determined in accordance with the provisions of such plans and programs.

            (c)     Notwithstanding the foregoing, in the event that Hanger is no longer a publicly-traded entity as of the Termination Date, or ceases to be a publicly-traded entity within the six (6) month period immediately following the Termination Date, then the Company shall pay to Executive the payments set forth in Section 4.4(b), or any unpaid portion thereof, as applicable, within forty-five (45) days from the later of (i) the Termination Date or (ii) the date Hanger ceased to be a publicly-traded entity. Notwithstanding the foregoing, in the event that the death of the Executive occurs within six (6) months following the Termination Date, the Company shall pay to the Executive’s estate any unpaid portion of the amounts due to be paid to the Executive pursuant to Section 4.4(b) within forty-five (45) days following receipt by the Company of notice of Executive’s death.

            (d)     Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to any payments under Section 4.4(b) unless Executive has first duly executed the Release on or immediately following the Termination Date; provided, however, that, in the event of any change in any applicable law (or interpretation thereof), the Release shall be subject to reasonable modification by the parties so as to preserve the intent of the parties with respect to such Release.

        4.5    Voluntary Termination.

        The Executive may terminate his employment with the Company at any time upon sixty (60) days’ prior written notice to the Company and the Company shall pay to the Executive the Base Salary and vacation accrued through the Termination Date (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable). Except as otherwise provided in this Agreement, rights and benefits of the Executive or his transferee under the benefit plans and programs of Hanger shall be determined in accordance with provisions of such plans and programs.

            4.6    Retirement.

            (a)     In the event of the Executive’s Retirement (as defined in Section 4.6(b)), the Company shall pay to the Executive the Base Salary and vacation accrued through the date of Retirement (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable). Except as otherwise provided in this Agreement, rights and benefits of the Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with provisions of such plans and programs.

            (b)     “Retirement” shall mean the Executive’s voluntary termination of employment at or after age sixty-five (65), provided the Executive has given the Company written notice of the Executive’s intent to retire no less than one (1) year prior to the scheduled Termination Date and the Executive has, as of the scheduled Termination Date, been continuously employed with Hanger, including any of its direct or indirect subsidiaries, for a period of no less than ten (10) years.

5.	Change In Control and Termination Provisions.

        If within a two (2) year period following any Change in Control there occurs:

            (a)     any termination of the Executive (other than as set forth in Section 4.1 (Death), 4.2 (Disability), 4.3 (Due Cause), 4.5 (Voluntary Termination) or 4.6 (Retirement) of this Agreement);

            (b)     a material diminution of the Executive’s responsibilities, as compared to the Executive’s responsibilities immediately prior to the Change in Control;

            (c)     any reduction in the Base Salary or Bonus Plan targets (as distinguished from the payments received thereunder), as compared to such Base Salary or such targets as of the date immediately prior to the Change in Control;

            (d)     any failure to provide the Executive with benefits: (1) at least as favorable as those enjoyed by similarly-situated senior corporate officers of the Company under the Company’s pension, life insurance, medical, health and accident, disability or other written employee plans under which the form and/or amounts of benefits are prescribed in applicable documents or (2) granted to the Executive by this Agreement;

            (e)     any relocation of the Executive’s principal site of employment to a location more than fifty (50) miles from the Executive’s principal place of employment as of the date immediately prior to the Change in Control; or

            (f)     any material breach of this Agreement by the Company;

then, at the option of the Executive, exercisable by the Executive within ninety (90) days after the occurrence of any of the foregoing events, the Executive may resign his employment with the Company (or, if involuntarily terminated, give notice of his intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to the Company, and the Executive shall be entitled to receive the Base Salary and vacation accrued to the Termination Date (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable). In addition, the Company shall pay to the Executive six (6) months and one day after the Termination Date an amount equal to eighteen (18) months of the Base Salary (at the annual rate in effect immediately prior to termination) and the Additional Bonus Payment. In addition, the Company shall, for eighteen (18) months following the Termination Date, (i) reimburse the Executive for his reasonable costs of medical and dental coverage as provided under COBRA, (ii) reimburse the Executive for his reasonable costs incurred in maintaining his life and disability coverage, and (iii) reimburse the Executive for all other benefits granted to the Executive in Sections 3.4 and 3.5, each at levels substantially equivalent to those provided by the Company to the Executive immediately prior to the termination of his employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the eighteen (18) month payment period), on the same basis, including the Company’s payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to the Executive prior to the termination. Reimbursements of expenses which provide for nonqualified deferred compensation under Code Section 409A, if any, shall not be paid before six (6) months and one day after the Executive’s Termination Date. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year. Reimbursements shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

        In addition, for a period of eighteen (18) months immediately following the Executive’s Termination Date, the Executive will be provided with outplacement services commensurate with those provided to other senior corporate officers of the Company through a vendor selected by the Company. Rights and benefits of the Executive or transferee under the benefit plans and programs of Hanger shall be determined in accordance with the provisions of such plans and programs.

            (g)     Notwithstanding the foregoing, in the event that Hanger is no longer a publicly-traded entity as of the Termination Date, or ceases to be a publicly-traded entity within the six (6) month period immediately following the Termination Date, then the Company shall pay to Executive the payments set forth in this Section 5, or any unpaid portion thereof, as applicable, within forty-five (45) days from the later of (i) the Termination Date or (ii) the date Hanger ceased to be a publicly-traded entity. Notwithstanding the foregoing, in the event that the death of the Executive occurs within six (6) months following the Termination Date, the Company shall pay to the Executive’s estate any unpaid portion of the amounts due to be paid to the Executive pursuant to this Section 5 within forty-five (45) days following receipt by the Company of notice of Executive’s death.

            (h)     Notwithstanding anything contained in this Agreement to the contrary, Executive shall not be entitled to any payments under this Section 5 unless Executive has first duly executed the Release on or immediately following the Termination Date; provided, however, that, in the event of any change in any applicable law (or interpretation thereof), the Release shall be subject to reasonable modification by the parties so as to preserve the intent of the parties with respect to such Release.

6.	Confidential Information.

        Executive understands and acknowledges that the Confidential Information obtained by Executive during the course of Executive’s performance under this Agreement, and previously since Executive has already been an employee of the Company and Hanger, concerning the business or affairs of Hanger (including any direct or indirect subsidiary of Hanger) and/or the Company (including, without limitation, all such information and data and/or Executive’s work product for the Company on any Company computer, mobile communication device or other Company property) is the property of Hanger (including any direct or indirect subsidiary of Hanger) and/or the Company, as applicable. Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Non-Compete Period disclose to any unauthorized Person or use any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the Termination Date, Executive shall not directly or indirectly transmit or disclose any Trade Secret of Hanger (including any direct or indirect subsidiary of Hanger) or the Company to any unauthorized Person, and shall not make use of any such Trade Secret, directly or indirectly, for Executive’s own use or for the use of others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to and does not alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing Confidential Information that is required to be disclosed by law; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

7.	Non-Compete.

        7.1     In the event the Employment Period is terminated under Sections 4.3, 4.5, 4.6 or 5, then this Section 7 will apply to Executive. In the event the Employment Period is otherwise terminated, such as pursuant to Section 4.4, then no part of this Section 7 will apply to Executive.

        7.2     Executive recognizes and acknowledges that by virtue of accepting employment as a senior executive of the Company hereunder, Executive will have access to and will acquire valuable training and highly specialized knowledge, including knowledge of the Company’s fabrication, distribution, wholesaling and retailing methods and strategies, enhance Executive’s professional skills and experience, and learn proprietary Trade Secrets and Confidential Information of the Company and Hanger. In consideration of the foregoing, the severance benefits contained in Sections 4 and 5 of this Agreement and this employment contract, Executive agrees that during the Employment Period and for a period of two (2) years following the Termination Date (the “Non-Compete Period”), Executive will not, other than within the scope of Executive’s employment with the Company, directly or indirectly (whether as employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise) engage in or provide Competitive Services within the Territory; nor shall Executive solicit any Company Customer or Company supplier with whom Executive had Material Contact with a view toward offering or providing to such Company Customer or Company supplier services the same or substantially similar to those offered or provided by Executive during Executive’s employment with the Company (the “Non-Compete”). Nothing herein will prevent Executive from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is engaged in the business of orthotics and prosthetics and which is publicly traded, so long as Executive has no participation in the business of such corporation. Furthermore, during the Non-Compete Period, Executive shall not, without the Company’s prior written consent, directly or indirectly, knowingly solicit or encourage or attempt to influence any Company Employee to leave the employment of the Company. Executive agrees that the restraint imposed under this Section 7 is reasonable and not unduly harsh or oppressive.

        7.3     If, at the time of enforcement of any provision of Section 7, a court or arbitrator holds that the restrictions stated therein are unreasonable or unenforceable under circumstances then existing, the Company and Executive agree that the maximum period, scope or geographical area reasonable or permissible under such circumstances will be substituted for the stated period, scope or area.

        7.4     Since a material purpose of this Agreement is to protect the Company’s investment in Executive and to secure the benefits of Executive’s background and general experience in the industry, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Section 6 or this Section 7 and that any such breach will cause the Company irreparable harm. Therefore, in the event of a breach by Executive of any of the provisions of Section 6 or this Section 7, the Company or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

        7.5     Executive specifically authorizes and permits the Company to provide any Person with which Executive serves (or may serve) as an employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise with a copy of this Agreement or a general description of some or all of the terms of this Agreement.

8.	Miscellaneous.

        Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns. Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company. The Company may assign its rights and delegate its duties hereunder without the consent of Executive to Permitted Transferees. All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law, and not the law of conflicts, of the State of Georgia. All disputes under this Agreement shall be submitted to and governed by binding arbitration with an arbitrator from the American Arbitration Association; except only that the Company may seek relief in a court of competent jurisdiction in the event of a claimed violation of Section 6 or Section 7 of this Agreement. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive. Notwithstanding anything in this Agreement to the contrary, the Company shall unilaterally have the right to amend this Agreement to comply with Section 409A of the Code. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.

9.	Notices.

        Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently be designated by like notice:

If to the Company:

c/o Hanger Orthopedic Group, Inc.
2 Bethesda Metro Center, Suite 1200
Bethesda, MD 20814
Attention: Vice President, Human Resources

If to the Executive:

Ronald N. May
9315 Raldon Road
Gainesville, Georgia 30506

10.	Withholding.

        Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

11.	Survivorship.

        The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

12.	Definitions.

        12.1    “Company Customer” shall mean any Person who has been a customer of the Company (including, without limitation, any podiatrist, patient care facility, pedorthist, practitioner or podiatric physician) at any time during the thirty-six (36) month period ending on the earlier of the Termination Date or the then current date.

        12.2    “Company Employee”shall mean any Person who is an employee of the Company, Hanger or any direct or indirect subsidiary of Hanger and with whom the Executive had material contact in the scope of his duties under this Agreement at any time during the twenty-four (24) month period ending on the earlier of the Termination Date or the then current date.

        12.3    “Competitive Services” shall mean distributing orthotics, myo-orthotics and/or prosthetics products.

        12.4    “Confidential Information”means all information regarding the Company and/or Hanger (including any direct or indirect subsidiary of Hanger), its activities, business, customers and suppliers that is the subject of reasonable efforts by the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) to maintain its confidentiality and that is not generally disclosed by practice or authority to Persons not employed by the Company, but that does not rise to the level of a Trade Secret.

        12.5    “Material Contact” shall mean Executive’s (i) participation in business dealings with a Company Customer or supplier of the Company on the Company’s behalf; or (ii) responsibility for supervising or coordinating the dealings between the Company and such Company Customer or supplier of the Company, all at any time during the twenty-four (24) month period ending on the earlier of the Termination Date or the then current date.

        12.6    “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.

        12.7    “Permitted Transferee”shall mean (a) any successor by merger or consolidation to Hanger or the Company or any Permitted Transferee; (b) any purchaser of all or substantially all of Hanger’s or the Company’s or any Permitted Transferee’s assets; (c) any parent or subsidiary corporation of Hanger or the Company; and (d) any lender to (i) Hanger or the Company, (ii) any Permitted Transferee and/or (iii) any affiliate of Hanger or the Company or of any Permitted Transferee.

        12.8     “Territory” shall mean the United States of America.

        12.9     “Trade Secret” shall have the meaning as set forth in the Georgia Uniform Trade Secrets Act, O.C.G.A.ss. 10-1-760 et seq.

[The next page is the signature page.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 7th day of November, 2007.

SOUTHERN PROSTHETIC SUPPLY, INC.
By: /s/ Ivan R. Sabel
Ivan R. Sabel, Chairman
/s/ Ronald N. May
Ronald N. May

EXHIBIT A

AGREEMENT AND GENERAL RELEASE

[Attached.]

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